SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):       June 1, 2005

Alloy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26023	04-3310676
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 West 26th Street, 11th Floor, New York, New York	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:       (212) 244-4307

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
SIGNATURE

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

     On June 1, 2005, Alloy, Inc. (“Alloy”) (Nasdaq: ALOY) and its indirect wholly-owned subsidiary Dan’s Competition, LLC (“Dan’s”), completed the sale of substantially all of Dan’s assets and liabilities to XP Innovation LLC (“XP”), a limited liability company formed and owned by Steven Kalsch, William Cartwright and Dustin Wilson, the existing management of Dan’s, none of whom is an executive officer or director of Alloy. The aggregate consideration received by Alloy for the assets conveyed was approximately $13 million in cash and the assumption of certain liabilities, subject to adjustments for changes in working capital. The purchase price for the assets and liabilities sold to XP was agreed upon following an arms length negotiation of the parties. Contemporaneously with the signing of the Agreement, XP paid a deposit of $250,000. The transaction closed on June 1, 2005. Dan’s was part of the Alloy Merchandising Group division of Alloy and revenue from Dan’s was included in Alloy’s Direct Marketing business segment. Dan’s catalog, which targets Generation Y boys, focuses on the BMX bike market and offers BMX bikes, parts and safety equipment, as well as related apparel, accessories and footwear. The total anticipated loss on the disposition of the related net assets, which has been accounted for in our first fiscal quarter of 2005, is approximately $11.5 million.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLOY, INC.

Date: June 7, 2005	/s/ Matthew C. Diamond

Matthew C. Diamond Chairman of the Board and Chief Executive Officer